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                                                             Exhibit (a)(5)(vii)




              VERTRUE TO ACQUIRE MY CHOICE MEDICAL HOLDINGS, INC.



STAMFORD, Conn., December 23, 2004 - Vertrue Incorporated (the "Company) (Nasdaq: VTRU), a leading marketing solutions company, today announced it has entered into an agreement to acquire certain of the assets of My Choice Medical Holdings, Inc. ("MCM"), a privately held advertising and practice management company serving cosmetic surgeons throughout the United States.

MCM was founded in 2001 and developed a proprietary business model that enables it to develop and manage patient flows for elective cosmetic surgeries on behalf of physicians. Its business model is geared towards internet advertising and practice management services for doctors.

Vertrue has agreed to pay $33 million in cash at closing. In addition, contingent payments may be paid if certain performance targets, including increasing levels of revenue and earnings, are achieved over the next three calendar years. The contingent payments will not exceed $56 million. The transaction is subject to customary closing conditions and is expected to be completed before January 31, 2005. The acquisition is expected to be accretive to fiscal 2005 and 2006 earnings.

"The acquisition of MCM brings another valuable service provider into the Vertrue family," said Gary Johnson, President and CEO of Vertrue. "Their expertise in internet advertising and practice management expands our offerings and cross marketing opportunities and enables us to provide physicians with a unique service. This acquisition positions Vertrue in the fast-growing cosmetic surgery market and continues our expansion of direct to consumer services."

Gerry Powell, President of MCM said, "We are excited about becoming part of the Vertrue family. With Vertrue's direct marketing expertise and capital, we will be able to expand our reach in order to accelerate our growth."

ABOUT VERTRUE

Headquartered in Stamford, Conn., Vertrue Incorporated is a category leader in both membership and loyalty programs, bringing value direct to consumers through an array of benefits in healthcare, discounts, security and personals. With broad online and offline distribution capabilities, Vertrue offers its corporate client partners effective tools to enhance market presence, strengthen customer affinity and generate additional value.

                                     (over)

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ABOUT MCM

My Choice Medical Holdings, Inc. is a medical practice management and marketing company focused on the elective specialties. The company currently manages over 90 plastic surgery centers throughout the continental United States making it the largest company of its type in the country. My Choice Medical contracts with board certified surgeons only.

Any statements herein regarding the business of the Company that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.


Contacts:  Vertrue Incorporated
            James B. Duffy, 203-324-7635